Exhibit 4(c)

NATIONAL GRID GROUP PLC

NATIONAL GRID
EXECUTIVE SHARE OPTION PLAN 2002

New Bridge Street Consultants 20 Little Britain London EC1A 7DH

Ref: N\3061\02 Exec Plan Inland Revenue Ref: X21918\RF Dated approved by Inland Revenue: 24 April 2002

CONTENTS

		Page

PART A: INLAND REVENUE APPROVED		1
1	DEFINITIONS AND INTERPRETATION	1
2	ELIGIBILITY	2
3	GRANT OF OPTIONS	2
4	LIMITS	3
5	EXERCISE OF OPTIONS	5
6	TAKEOVER, RECONSTRUCTION AND WINDING-UP	6
7	VARIATION OF CAPITAL	8
8	ALTERATIONS	9
9	MISCELLANEOUS	9
PART B: UNAPPROVED		11
1	INTERACTION WITH PART A	11
2	ELIGIBILITY	11
3	LIMITS	11
4	EXERCISE OF OPTIONS	11
5	CASH EQUIVALENT	11
6	PROVISIONS REFERRING TO INLAND REVENUE APPROVAL	12
7	TAKEOVER, RECONSTRUCTION AND WINDING-UP	12
8	VARIATION OF CAPITAL	12
9	EXTENSION OF PLAN OVERSEAS	12
PART C: US OPTIONS		13
1	INTERACTION WITH PART A	13
2	DESIGNATION OF OPTIONS	13
3	ELIGIBILITY	13
4	GRANT OF OPTIONS	13
5	LIMITS	13
6	EXERCISE OF OPTIONS	13

		Page

7	CASH EQUIVALENT	14
8	PROVISIONS REFERRING TO INLAND REVENUE APPROVAL	14
9	TAKEOVER, RECONSTRUCTION AND WINDING-UP	15
10	VARIATION OF CAPITAL	15
11	MISCELLANEOUS	15

PART A: INLAND REVENUE APPROVED

1.      DEFINITIONS AND INTERPRETATION

(1)	In this Plan, unless the context otherwise requires:-

“Committee” means the Remuneration Committee of the board of directors of the Company, consisting exclusively of non-executive directors of the Company or if any of the events envisaged in Rules 6(1), 6(3) or 6(4) occurs then, except where a “new option” is granted under Rule 6(7), the Remuneration Committee as constituted immediately before such event occurred;

the “Company” means National Grid Group plc (registered in England and Wales No. 4031152);

the “Grant Date” in relation to an Option means the date on which the Option was granted;

“Group Member” means:-

(a)	a Participating Company or a body corporate which is (within the meaning of section 736 of the Companies Act 1985) the Company’s holding company or a subsidiary of the Company’s holding company; or

(b)	a body corporate which is (within the meaning of section 258 of that Act) a subsidiary undertaking of a body corporate within paragraph (a) above and has been designated by the Board for this purpose;

“Option” means an option to acquire (whether by subscription or purchase) shares in the Company granted under the Plan;

“Participant” means a person who holds an Option or in the event of his death, his personal representatives;

“Participating Company” means the Company or any Subsidiary or any company which is not under the control of any single person, but is under the control of two persons (within the meaning of section 840 of the Taxes Act 1988), one of them being the Company, and to which the Committee has with the prior approval of the Inland Revenue resolved that this Plan shall for the time being extend;

the “Plan” means National Grid Executive Share Option Plan 2002 (Part A) as herein set out but subject to any alterations or additions made under Rule 8 below;

“Schedule 9” means Schedule 9 to the Taxes Act 1988;

“Subsidiary” means a body corporate which is a subsidiary of the Company (within the meaning of section 736 of the Companies Act 1985) and of which the Company has control (within the meaning of section 840 of the Taxes Act 1988);

the “Taxes Act 1988” means the Income and Corporation Taxes Act 1988;

the “Trustees” means the trustee or trustees for the time being of any trust established for the benefit of all or most of the employees of the Company and/or its Subsidiaries;

“UKLA” means the UK Listing Authority;

and expressions not otherwise defined in this Plan have the same meanings as they have in Schedule 9.

(2)	Any reference in this Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

(3)	Expressions in italics are for guidance only and do not form part of this Plan.

2.      ELIGIBILITY

(1)	Subject to Rule 2(3), a person is eligible to be granted an Option if (and only if) he is a full-time director or qualifying employee of a Participating Company.

(2)	For the purposes of Rule 2(1) above:-

(a)	a person shall be treated as a full-time director of a Participating Company if he is obliged to devote to the performance of the duties of his office or employment with that and any other Participating Company not less than 25 hours a week excluding meal breaks;

(b)	a qualifying employee, in relation to a Participating Company, is an employee of the Participating Company (other than one who is a director of a Participating Company).

(3)	A person is not eligible to be granted an option at any time:-

(a)	within the one year immediately preceding the date on which he is bound to retire in accordance with the terms of his contract of employment; or

(b)	when he is not eligible to participate in this Plan by virtue of paragraph 8 of Schedule 9 (material interest in close company).

3.      GRANT OF OPTIONS

(1)	Subject to Rule 4 below, the Committee or the Trustees may by deed (but, in the case of the Trustees, only following a recommendation of the Committee) grant an Option to acquire shares in the Company which satisfy the requirements of paragraphs 10 to 14 of Schedule 9 (fully paid up, unrestricted, ordinary share capital) on the Grant Date and (subject to Rule 7(5)) at the date of exercise of the Option, upon the terms set out in this Plan and upon such other objective terms as the person granting the Option may specify, to any person who is eligible to be granted an Option in accordance with Rule 2 above.

(2)	If, after the Committee or the Trustees (as the case may be) have imposed a condition pursuant to Rule 3(1) (performance condition), events happen which cause them to consider that it is no longer appropriate they may vary such condition provided always that any such amendment may only be one which the Committee reasonably considers will result in a fairer measure of the performance, will ensure that this Plan operates more effectively in the achievement of its purpose of providing share benefits for employees who contribute to the prosperity of the Company and its shareholders, and will be neither substantially more nor less difficult to satisfy than the original condition was intended to be at the time of its grant.

(3)	The price at which shares may be acquired by the exercise of an Option shall be determined by the Committee before its grant, but shall not be less than:

(a)	if shares of the same class as those shares are quoted in the Official List of the UKLA:

(i)	the middle-market quotation of shares of that class (as derived from the Daily Official List of the London Stock Exchange) on the dealing day before the Grant Date; or

(ii)	if the Committee so determines, the average of the middle-market quotations for the three dealing days ending on the dealing day last preceding the Grant Date; or

(iii)	such other dealing day(s) as may be agreed in advance with the Inland Revenue provided that no such dealing day shall be before the day on which the Company last announced its results for any period;

(b)	if paragraph (a) above does not apply, the market value (within the meaning of Part VIII of the Taxation of Chargeable Gains Act 1992) of shares of that class, as agreed in advance for the purposes of this Plan with the Shares Valuation Division of the Inland Revenue, on the Grant Date or such other day as may be agreed with the Inland Revenue; and

(c)	in the case of an Option to acquire shares by subscription, the nominal value of those shares.

(4)	An Option may only be granted after the Plan has been approved by the Inland Revenue and:-

(a)	within the period of 6 weeks beginning with:-

(i)	the date on which this Plan is approved by the Inland Revenue under Schedule 9; or

(ii)	the dealing day next following the date on which the Company announces its results for any period; or

(b)	at any other time when the circumstances are considered by the Committee to be sufficiently exceptional to justify its grant; and

(c)	within the period of 10 years beginning with 15 December 2001, being the date on which this Plan is approved by the shareholders of National Grid Holdings One plc in general meeting.

(5)	An Option granted to any person:-

(a)	shall not, except to a Participant’s personal representatives in the event of his death, be capable of being transferred by him; and

(b)	shall lapse forthwith if he is adjudged bankrupt.

4.      LIMITS

(1)	No Options shall be granted in any year which would, at the time they are granted, cause the number of shares in the Company which shall have been or may be issued in pursuance of options granted in the period of 10 calendar years ending with that year, or been issued in that period otherwise than in pursuance of options, under this Plan or under any other executive share scheme adopted by the Company or a Subsidiary to exceed such number as represents 5 per cent. of the ordinary share capital of the Company in issue at that time.

(2)	No Options shall be granted in any year which would, at the time they are granted, cause the number of shares in the Company which shall have been or may be issued in pursuance of options granted in the period of 10 calendar years ending with that year, or been issued in that period otherwise than in pursuance of options, under this Plan or under any other employees’ share scheme adopted by the Company or a Subsidiary to exceed such number as represents 10 per cent. of the ordinary share capital of the Company in issue at that time.

(3)	No person shall be granted Options which would, at the time they are granted, cause the aggregate market value of the shares which he may acquire in pursuance of options granted to him under this Plan or under any other share option plan, not being a savings-related share option plan, approved under Schedule 9 and established by the Company or by any associated company of the Company, to exceed or further exceed £30,000 (or such other limit imposed from time to time under paragraph 28(1) of Schedule 9) and to the extent that the grant of any Option would otherwise exceed this limit such grant shall be void ab initio as to such excess.

(4)	Except where the Committee determines otherwise, no person shall be granted Options which would, at the time they are granted, cause the aggregate market value of the shares which he may acquire in pursuance of options granted to him under Parts A, B or C of this Plan in any financial year of the Company to exceed 300% of the annual base salary of such person, and for the purposes of this sub-rule:

(a)	a person’s base salary shall be taken to be his current base salary (excluding benefits in kind) expressed as an annual rate in respect of the financial year of the Company in which the Grant Date falls; and

(b)	where a payment of remuneration is made otherwise than in sterling, the payment shall be treated as being of the amount of sterling ascertained by applying such rate of exchange as published in a national newspaper on the Grant Date as the Committee shall reasonably determine.

(5)	For the purposes of this Rule, the market value of the shares in relation to which an option was granted shall be calculated:-

(a)	in the case of an Option granted under this Plan, as on the day (or days) by reference to which the price at which shares may be acquired by the exercise thereof was determined in accordance with Rule 3(3) above; and

(b)	in the case of an option granted under any other approved scheme, as on the day or days by reference to which the price at which shares may be acquired by the exercise thereof was determined.

(6)	References in this Rule 4 to shares being issued pursuant to the exercise of options shall include any shares issued for the purpose of satisfying any such option.

(7)	For the purposes of Rules 4(1) and 4(2), any shares in National Grid Holdings One plc (company number 2367004) which have been issued (or remain issuable) under any executive or employees’ share scheme (as the case may be) shall be treated as shares in the Company, subject to the proviso that:

(a)	any shares issued or issuable pursuant to any options granted as “Replacement Options” under paragraph (f) of the Unapproved Appendix to the National Grid Executive Share Option Scheme (1990) shall be regarded as having been granted on the date that the “1998 Option” (as that term is defined in such paragraph) to which they relate was granted; and

(b)	any shares issued or issuable pursuant to any option granted under The National Grid Company PLC’s 1995 Unapproved Savings Related Share Option Scheme and any corresponding option granted under The National Grid Company PLC’s Savings Related Share Option Scheme established in 1990 shall be treated as a single option in recognition that only one or other, but not both, of such options may be exercised.

5.      EXERCISE OF OPTIONS

(1)	The exercise of any Option shall be effected in the form and manner prescribed by the Committee.

(2)	Subject to Rules 5(4) and 5(5) and to Rules 6(1) and 6(3) to 6(5), an Option may not be exercised before the third anniversary of the Grant Date.

(3)	Subject to Rule 3(2), Rule 5(4) and paragraphs (a) and (c) of Rule 5(5) and to Rule 6(6) below, an Option may not be exercised if the relevant condition is not satisfied; and in this Rule 5(3), Rule 6(6) and Rule 8(1) the relevant condition is a condition related to performance which is specified by the Committee under Rule 3(1) above.

(4)	If any Participant dies, any Option granted to him may (and must, if at all) be exercised by his personal representatives within 12 months after the date of his death, provided that his death occurs at a time when either he is a director or employee of a Group Member or he is or would be entitled to exercise the option by virtue of Rule 5(5).

(5)	If any Participant ceases to be a director or employee of a Group Member (otherwise than by reason of his death), the following provisions apply in relation to any Option granted to him:-

(a)	if he so ceases by reason of injury, disability, pregnancy or redundancy (within the meaning of the Employment Rights Act 1996), or by reason only that his office or employment is in a company which ceases to be a Group Member, or relates to a business or part of a business which is transferred to a person who is not a Group Member, the Option may (and subject to Rule 5(4) must, if at all) be exercised within the exercise period;

(b)	if he so ceases by reason of retirement on reaching the age at which he is bound to retire in accordance with the terms of his contract of employment, the Option may (and subject to Rule 5(4) must, if at all) be exercised subject to Rule 5(3) within the exercise period;

(c)	if he so ceases for any other reason, the Option may not be exercised at all unless the Committee shall so permit, in which event it may (and subject to Rule 5(4) must, if at all) be exercised to the extent permitted by the Committee within the exercise period;

and in this sub-rule the exercise period is the period which shall expire 12 months in the cases where sub-rules (a) or (c) apply or six months in cases where sub-rule (b) applies after his so ceasing, or such later date as the Committee may determine, but such date shall not be later than 42 months after the later of the Grant Date and the last time when the Participant exercised an Option with income tax relief.

(6)	A Participant shall not be treated for the purposes of Rule 5(5) as ceasing to be a director or employee of a Group Member until such time as he is no longer a director or employee of any Group Member.

(7)	Notwithstanding any other provision of this Plan, an Option may not be exercised after the expiration of the period of 10 years (or such shorter period as the Committee may have determined before its grant) beginning with the Grant Date.

(8)	A Participant shall not be eligible to exercise an Option at any time when he is not eligible to participate in this Plan by virtue of paragraph 8 of Schedule 9 (material interest in close company).

(9)	An Option may not be exercised unless:

(a)	the Committee considers that the issue or transfer of the shares subject to the Option would be lawful in all relevant jurisdictions; and

(b)	in a case where a company which is or was a Group Member or the Trustees are obliged to (or would suffer a disadvantage if it were not to) account for any tax (in any jurisdiction) for which the person in question is liable by virtue of the exercise of the Option and/or for any social security contributions for which the person in question is liable (including but not limited to, primary National Insurance contributions in the UK) (together, the “Tax Liability”), that person has either:

(i)	made a payment to the Group Member (or former Group Member) or the Trustees of an amount equal to the Tax Liability; or

(ii)	entered into arrangements acceptable to that person or another Group Member to secure that such a payment is made (whether by authorising the sale of some or all of the shares on his behalf and the payment to the relevant person of the relevant amount out of the proceeds of sale or otherwise).

(10)	Within 30 days after an Option has been exercised by any person, the grantor of the Option shall procure the allotment or transfer to him (or a nominee for him) of the number of shares in respect of which the Option has been exercised.

(11)	All shares allotted under this Plan shall rank equally in all respects with shares of the same class then in issue except for any rights attaching to those shares by reference to a record date prior to the date of allotment.

6.      TAKEOVER, RECONSTRUCTION AND WINDING-UP

(1)	Subject to Rule 6(9), if any person obtains control of the Company (within the meaning of section 840 of the Taxes Act 1988) as a result of making a general offer to acquire shares in the Company, or having obtained control makes such an offer, the Committee shall within 7 days of becoming aware thereof notify every Participant thereof and, subject to earlier lapse under Rules 5(4), 5(5) and 5(7), any Option may be exercised within one month (or such longer period up to a maximum of six months as the Committee may permit) of the notification, but to the extent that it is not exercised within that period shall lapse on the expiry of that period.

(2)	For the purposes of Rule 6(1), a person shall be deemed to have obtained control of the Company if he and others acting in concert with him have together obtained control of it.

(3)	Subject to Rule 6(9), if any person becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of the Companies Act 1985, or if the Company passes a resolution for voluntary winding up, or if an order is made for the compulsory winding up of the Company, the Committee shall forthwith notify every Participant thereof and, subject to earlier lapse under Rules 5(4), 5(5) and 5(7), any Option may be exercised within one month of such notification, but to the extent that it is not exercised within that period shall lapse on the expiration of that period.

(4)	Subject to Rule 6(9), if a scheme of arrangement or compromise under section 425 of the Companies Act 1985 is proposed, the Committee shall forthwith notify every Participant that, subject to earlier lapse under Rules 5(4), 5(5) and 5(7), any Option may be conditionally exercised within the period commencing from the date of notification and ending on the day immediately preceding the date scheduled for the Court hearing or such later date up to a maximum of six months from the date scheduled for the Court hearing, as the Committee may determine. If the Court sanctions the scheme of arrangement or compromise:

(a)	any Option so conditionally exercised shall immediately become unconditionally exercised by the Participant; and

(b)	any Option not so conditionally exercised shall lapse on the expiration of that period.

However, if the Court declines to sanction the scheme of arrangement or compromise, the conditional exercise shall not be effective and the Options shall continue to subsist.

(5)	If a demerger, special dividend or other event which, in the opinion of the Committee would affect the share price to a material extent, is proposed then the Committee acting fairly and reasonably may at its discretion forthwith notify every Participant that, subject to earlier lapse under Rule 5 or the other provisions of this Rule 6, an Option may be exercised on such terms and during such period preceding or following such event as may be determined by the Committee provided that if an Option is exercised in advance of and conditional upon such event and such event shall not occur then the conditional exercise shall not be effective and the Option shall continue to subsist.

(6)	In relation to an Option which would, but for Rule 5(3) (Performance Condition) above, be exercisable by virtue of an event mentioned in Rule 6(1), 6(3), 6(4) or 6(5), the Committee shall acting fairly and reasonably determine the extent (if any) to which the performance condition has been satisfied at the date on which such event occurs (as if that date were the end of the relevant performance period) and the Option shall become exercisable to that extent.

(7)	If any company (“the acquiring company”):-

(a)	obtains control of the Company as a result of making -

(i)	a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have control of the Company, or

(ii)	a general offer to acquire all the shares in the Company which are of the same class as the shares which may be acquired by the exercise of options granted under this Plan, or

(b)	obtains control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 425 of the Companies Act 1985 or Article 418 of the Companies (Northern Ireland) Order 1986, or

(c)	becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of that Act or Articles 421 to 423 of that Order,

any Participant may at any time within the appropriate period (which expression shall be construed in accordance with paragraph 15(2) of Schedule 9), by agreement with the acquiring company, release any Option which has not lapsed (“the old option”) in consideration of the grant to him of an option (“the new option”) which (for the purposes of that paragraph) is equivalent to the old option but relates to shares in a different company (whether the acquiring company itself or some other company falling within paragraph 10(b) or (c) of Schedule 9).

(8)	The new option shall not be regarded for the purposes of Rule 6(7) as equivalent to the old option unless the conditions set out in paragraph 15(3) of Schedule 9 are satisfied, but so that the provisions of this Plan shall for this purpose be construed as if:-

(a)	the new option were an option granted under this Plan at the same time as the old option;

(b)	except for the purposes of the definitions of “Group Member”, “Participating Company” and “Subsidiary” in Rule 1(1) and the reference to “the Committee” in Rule 5(7), the expression “the Company” were defined as “a company whose shares may be acquired by the exercise of options granted under this Plan”; and

(c)	Rule 8(2) below were omitted.

(9)	If:-

(a)	the events referred to in this Rule 6 are part of an arrangement which will mean that the Company will be under the control of another company (within the meaning of Section 840 of the Taxes Act 1988) or the business of the Company is carried on by another company, and the persons who owned the shares in the Company immediately before the change of control will immediately afterwards own more than 50% of the shares in that other company (“a Reorganisation”); and

(b)	an equivalent option is offered to the Participant pursuant to Rule 6(7) above,

then an Option shall not become exercisable as a result of the Reorganisation and, subject to earlier lapse under Rules 5(4), 5(5) and 5(7), shall lapse three months following the notification of the Reorganisation to every Participant. Notwithstanding that an Option does not become exercisable, nothing in this Rule 6(9) shall prevent the provisions of Rule 6(7) from applying. Where Rule 6(7) is applied in these circumstances, the provisions of Rule 6(8) will also apply but with the omission of paragraph (c) of Rule 6(8).

7.      VARIATION OF CAPITAL

(1)	Subject to Rule 7(3), in the event of any variation of the share capital of the Company, the Committee may make such adjustments as it considers appropriate under Rule 7(2).

(2)	An adjustment made under this sub-rule shall be to one or more of the following:-

(a)	the number of shares in respect of which any option may be exercised;

(b)	the price at which shares may be acquired by the exercise of any option;

(c)	where any option has been exercised but no shares have been allotted or transferred pursuant to the exercise, the number of shares which may be so allotted or transferred and the price at which they may be acquired.

(3)	At a time when this Plan is approved by the Inland Revenue under Schedule 9, no adjustment under Rule 7(2) shall be made without the prior approval of the Inland Revenue.

(4)	An adjustment under Rule 7(2) may have the effect of reducing the price at which shares may be acquired by the exercise of an Option to less than their nominal value, but only if and to the extent that the Committee shall be authorised to and shall determine that it shall capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the shares in respect of which the Option is exercised and which are to be allotted pursuant to the exercise exceeds the price at which the shares may be subscribed for and to apply that sum in paying up that amount on the shares; and so that on the exercise of any Option in respect of which such a reduction shall have been made the Committee shall capitalise that sum (if any) and apply it in paying up that amount.

(5)	If the shares subject to any Option cease to satisfy the requirements of paragraphs 10 to 14 of Schedule 9 at any time after the Grant Date then:-

(a)	the Board shall as soon as practicable notify the Inland Revenue of this;

(b)	the grantor of the Option will not be required to allot, transfer or procure the allotment or transfer of shares which satisfy those requirements upon the exercise of any Option;

(c)	for the avoidance of doubt, all unexercised Options shall continue to exist; and

(d)	the Plan shall continue to exist but if the Inland Revenue withdraw their approval of the Plan under Schedule 9, it shall continue to exist as an unapproved share option plan.

8.      ALTERATIONS

(1)	Subject to Rules 8(2) and 8(4), the Committee may at any time alter this Plan. When doing so, they shall have regard to the fact that, if an alteration (other than an alteration to a relevant condition) is made at a time when this Plan is approved by the Inland Revenue under Schedule 9, the alteration will not thereafter have effect unless the Inland Revenue have approved the alteration. The Company shall notify the Inland Revenue of any alteration under this Rule 8 or any variation under Rule 7 which could cause the Plan to cease to be approved by the Inland Revenue under Schedule 9.

(2)	Subject to Rule 8(3), no alteration to the advantage of the persons to whom Options have been or may be granted shall be made under Rule 2, Rules 3(2), 3(3), 3(4) and 3(5), Rule 4, Rules 5(2) to 5(5) and Rules 5(7) to 5(11), Rules 6(1) to 6(6), Rule 6(9) and Rules 7(1) and 7(2) without the prior approval by ordinary resolution of the members of the Company in general meeting.

(3)	Rule 8(2) shall not apply to any minor alteration to benefit the administration of this Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any Group Member.

(4)	No alteration to the disadvantage of any Participant shall be made under Rule 8(1) above unless:-

(a)	the Committee shall have invited every relevant Participant to give an indication as to whether or not he approves the alteration; and

(b)	the alteration is approved by a majority of those Participants who have given such an indication.

9.      MISCELLANEOUS

(1)	The rights and obligations of any individual under the terms of his office or employment with any Group Member shall not be affected by his participation in this Plan or any right which he may have to participate in it, and an individual who participates in it and does not renounce an option within 30 days of its grant, shall and does by participating in this Plan waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any Option as a result of such termination.

(2)	In the event of any dispute or disagreement as to the interpretation of this Plan, or as to any question or right arising from or related to this Plan, the decision of the Committee shall be final and binding upon all persons.

(3)	Any notice or other communication under or in connection with this Plan may be given by personal delivery or by sending it by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment employment or in the absence of their being such a place, the place of business to which regular correspondence in connection with his employment is sent; and where a notice or other communication is given by first class post it shall be deemed to have been received 48 hours after it was put into the post properly addresses and stamped.

(4)	The Company and any Subsidiary may provide money to the trustees of any trust or any other person to enable them or him to acquire shares to be held for the purpose of the Plan or enter into any guarantee or indemnity for these purposes, to the extent permitted by the Companies Act 1985.

(5)	The Plan and all options granted under it shall be governed and construed in accordance with English law.

PART B: UNAPPROVED

1.      INTERACTION WITH PART A

The provisions of Part A shall, save where otherwise specified below, apply in relation to the grant and exercise of Options under Part B, and all references to “the Plan” shall include this Part B.

2.      ELIGIBILITY

A person is eligible to be granted an Option under Part B if (and only if) he is an executive director or employee of a Participating Company and is not within the one year immediately preceding the date on which he is bound to retire in accordance with the terms of his contract of employment.

3.      LIMITS

Rule 4(3) of Part A shall not apply to any Option granted under Part B.

4.      EXERCISE OF OPTIONS

(1)	In Rule 5(5) of Part A, for Options granted under Part B the wording from “but such date” to the end of that rule shall be omitted.

(2)	For Options granted under Part B, the Tax Liability as defined in Rule 5(9) of Part A shall extend to any tax and any social security (in any jurisdiction) liability associated with the grant, vesting or exercise of an Option (including but not limited to, secondary National Insurance contributions in the UK if the grantor of the Option so determines at the Grant Date).

5.      CASH EQUIVALENT

(1)	Where an Option granted under Part B to which this Rule applies has been exercised by any person in respect of any number of shares, and those shares have not yet been issued or transferred to him in accordance with Rule 5(10) of Part A, the Committee (but only with the prior consent of the board of directors of the Company) may determine that, in substitution for his right to acquire such number of those shares as the Committee may decide (but in full and final satisfaction of his said right), he shall be paid by way of additional emoluments a sum equal to the cash equivalent of that number of shares.

(2)	For the purposes of this Rule, the cash equivalent of any shares is the amount by which the Committee’s opinion of the market value of those shares on the day last preceding the date on which the Option was exercised (or, if at the relevant time shares of the same class as those shares were listed in the Official List of the UKLA, the middle-market quotation of shares of that class, as derived from the Daily Official List of the London Stock Exchange, on the dealing day last preceding that date) exceeds the price at which those shares may be acquired by the exercise of the Option.

(3)	As soon as reasonably practicable after a determination has been made under Rule 5(1) of this Part B that a person shall be paid a sum in substitution for his right to acquire any number of shares:-

(a)	the Company shall pay to him or procure the payment to him of that sum in cash; and

(b)	if he has already paid the Company for those shares, the Company shall return to him the amount so paid by him.

(4)	There shall be made from any payment under this Rule such deductions (on account of tax or similar liabilities) as may be required by law or as the Committee may reasonably consider to be necessary or desirable.

6.      PROVISIONS REFERRING TO INLAND REVENUE APPROVAL

(1)	Rules 2(3)(b), 3(3)(b), 5(8), 7(3) and 7(5) of Part A shall not apply to Options granted under Part B of this Plan. In Rule 3(1) the words “which satisfy the requirements of paragraphs 10 to 14 of Schedule 9 on the Grant Date and (subject to Rule 7(5)) at the date of exercise of the Option” shall be deleted.

(2)	Rule 3(3)(a)(iii) shall be replaced by “such other dealing day or days falling within the period of 30 days ending with the Grant Date as the Committee may determine”.

(3)	Rule 3(4)(a)(i) shall operate by reference to the approval of the Plan by National Grid Holdings Onle plc in general meeting.

(4)	There shall be no need to seek Inland Revenue approval or agreement for anything done under Part B of this Plan and references to events occurring by reference to Inland Revenue approval shall be ignored.

7.      TAKEOVER, RECONSTRUCTION AND WINDING-UP

(1)	Rule 6(6) of Part A shall be subject to the proviso that the Committee may (in exceptional circumstances) determine that the Option should become exercisable on a different basis if they consider that such a curtailment of the performance period does not properly reflect the performance of the Company over the relevant period.

(2)	In the event of a Reorganisation as defined in Rule 6(9) of Part A, and with the agreement of the acquiring company, the Board in its absolute discretion may require that the relevant Participants release their Options in consideration of the grant to them of “new options” over shares in the relevant acquiring company, provided that the “new options” meet the conditions of paragraphs 15(3)(b) to (d) of Schedule 9. Rule 6(8) shall be construed accordingly.

8.      VARIATION OF CAPITAL

The Committee may make such adjustments to any subsisting Options as it considers appropriate following a demerger involving the Company or any subsidiary or of a capital or other dividend or distribution which is of an unusual nature and which, in the opinion of the Committee, has a material impact on the value of a share in the Company.

9.      EXTENSION OF PLAN OVERSEAS

Notwithstanding any other provision of this Plan, the Committee may in respect of Participants who are or who may become subject to taxation outside the United Kingdom on their remuneration amend or add to the provisions of the Plan as it considers necessary or desirable to take account of or to mitigate or to comply with the relevant overseas taxation, securities or exchange control laws provided that the terms of options granted to such participants are not overall more favourable than the terms of options granted to other participants.

PART C: US OPTIONS

1.      INTERACTION WITH PART A

The provisions of Part A shall, save where otherwise specified below, apply in relation to the grant and exercise of Options under Part C, and all references to “the Plan” shall include this Part C.

2.      DESIGNATION OF OPTIONS

Options granted under Part C may be designated as “incentive stock options” (“ISOs”) within the meaning of section 422 of the United States Internal Revenue Code of 1986, as amended (the “US Tax Code”). Any options not granted under Part C as ISOs shall be granted as nonqualified stock options for purposes of the US Tax Code.

3.      ELIGIBILITY

(1)	Rule 2(3)(a) shall not apply to any person to the extent that the application of such rule would violate applicable U.S. federal or State law.

(2)	The class of person who may be granted ISOs under this Part C shall, in addition to the limitations otherwise imposed by the Plan, be limited to those persons who are employees of the Company or its “parent” or “subsidiary” corporations within the meaning of section 424(e) and (f), respectively, of the US Tax Code.

4.      GRANT OF OPTIONS

No Option may be granted as an ISO under this Part C after 6 December 2011, being the tenth anniversary of the date of approval of the Plan by the Company.

5.      LIMITS

(1)	Rules 4(3) and 4(4) of Part A shall not apply to any Options granted under Part C.

(2)	The exercise price of any Option granted as an ISO shall not be less than the fair market value of the shares at the time such Option is granted (determined in accordance with Section 422(c)(1) of the U.S. Tax Code and any regulations promulgated thereunder).

(3)	The aggregate number of shares for which ISOs may be granted under Part C to all option holders during the term of the Plan shall not exceed 200,000,000 (being 10% of the expected issued share capital on the adoption of the Plan), subject to adjustment if any of the events envisaged in Rule 7 of Part A occur.

(4)	To the extent that the aggregate fair market value of shares with respect to which ISOs are exercisable for the first time by an option holder during any calendar year (under all plans or schemes of the Company or its “parent” or “subsidiary” corporations within the meaning of sections 424(e) and (f), respectively, of the US Tax Code) exceeds US$100,000, such Options shall be treated, to the extent of the excess, as nonqualified stock options.

6.      EXERCISE OF OPTIONS

(1)	If any Option is exercised in accordance with Rule 5 of the Plan more than three (3) months after the date that the option holder was last employed by the Company (or by its parent or a subsidiary as defined in this Part C), or in the case of “total disability” (as defined by section 422(c)(6) of the US Tax Code) more than twelve (12) months after the date that the option holder was last employed by the Company (or by its parent or a subsidiary as defined in this Part C), then such option shall be treated as a nonqualified stock option for purposes of the US Tax Code.

(2)	The Grantor may satisfy its obligations under this Part C of the Plan by delivering American Depository Shares representing Shares in the Company.

7.      CASH EQUIVALENT

(1)	Where an Option granted under Part C to which this Rule applies has been exercised by any person in respect of any number of shares, and those shares have not yet been issued or transferred to him in accordance with Rule 5(10) of Part A, the Committee (but only with the prior consent of the board of directors of the Company) may determine that, in substitution for his right to acquire such number of those shares as the Committee may decide (but in full and final satisfaction of his said right), he shall be paid by way of additional emoluments a sum equal to the cash equivalent of that number of shares.

(2)	For the purposes of this Rule, the cash equivalent of any shares is the amount by which the Committee’s opinion of the market value of those shares on the day last preceding the date on which the Option was exercised (or, if at the relevant time shares of the same class as those shares were listed in the Official List of the UKLA, the middle-market quotation of shares of that class, as derived from the Daily Official List of the London Stock Exchange, on the dealing day last preceding that date) exceeds the price at which those shares may be acquired by the exercise of the Option.

(3)	As soon as reasonably practicable after a determination has been made under Rule 7(1) of this Part C that a person shall be paid a sum in substitution for his right to acquire any number of shares:

(a)	the Company shall pay to him or procure the payment to him of that sum in cash; and

(b)	if he has already paid the Company for those shares, the Company shall return to him the amount so paid by him.

(4)	There shall be made from any payment under this Rule such deductions (on account of tax or similar liabilities) as may be required by law or as the Committee may reasonably consider to be necessary or desirable.

8.      PROVISIONS REFERRING TO INLAND REVENUE APPROVAL

(1)	Rules 2(3)(b), 3(3)(b), 5(8), 7(3) and 7(5) of Part A shall not apply to Options granted under Part C of this Plan.

(2)	In Rule 3(1) the words “which satisfy the requirements of paragraphs 10 to 14 of Schedule 9 on the Grant Date and (subject to Rule 7(5)) at the date of exercise of the Option” shall be deleted.

(3)	Subject to Rule 5(2) of Part C, Rule 3(3)(a)(iii) shall be replaced by “such other dealing day or days falling within the period of 30 days ending with the Grant Date as the Committee may determine”.

(4)	Rule 3(4)(a)(i) shall operate by reference to the adoption of the Plan by the Company.

(5)	There shall be no need to seek Inland Revenue approval or agreement for anything done under Part C of this Plan and references to events occurring by reference to Inland Revenue approval shall be ignored.

9.      TAKEOVER, RECONSTRUCTION AND WINDING-UP

(1)	Rule 6(6) of Part A shall be subject to the proviso that the Committee may (in exceptional circumstances) determine that the Option should become exercisable on a different basis if they consider that such a curtailment of the performance period does not properly reflect the performance of the Company over the relevant period.

(2)	In the event of a Reorganisation as defined in Rule 6(9) of Part A, and with the agreement of the acquiring company, the Board in its absolute discretion may require that the relevant Participants release their Options in consideration of the grant to them of “new options” over shares in the relevant acquiring company, provided that the “new options” meet the conditions of paragraphs 15(3)(b) to (d) of Schedule 9. Rule 6(8) shall be construed accordingly.

10.      VARIATION OF CAPITAL

The Committee may make such adjustments to any subsisting Options as it considers appropriate following a demerger involving the Company or any subsidiary or of a capital or other dividend or distribution which is of an unusual nature and which, in the opinion of the Committee, has a material impact on the value of a share in the Company.

11.      MISCELLANEOUS

(1)	Shares shall not be issued pursuant to the exercise of any Option granted under this Part C unless the exercise of the Option and the issuance and delivery of such shares shall comply with all relevant provisions of law, involving, without limitation, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, applicable State securities laws, and the requirements of any stock exchange upon which shares or American Depository Shares may then be listed, and, at the discretion of the Company, shall be further subject to approval of counsel for the Company with respect to such compliance. None of the Company or any of its subsidiaries or affiliates shall have any obligation to register any shares under the Securities Act or any applicable State law. Any stock certificates evidencing any share issued pursuant to the Plan may bear a legend indicating that the transferability of the certificate and the shares are restricted and subject to terms and conditions contained in the Plan or otherwise.

(2)	Rules 3(5)(b), 8(4)(b), and 9(1) shall not apply to this Part C to the extent prohibited by US federal or applicable State law.

NATIONAL GRID GROUP PLC

SHARE MATCHING PLAN 2002

New Bridge Street Consultants 20 Little Britain London EC1A 7DH
Ref: N\3061\02 Matching Plan

CONTENTS

		Page

PART A: UK MATCHING AWARDS		1
1	DEFINITIONS AND INTERPRETATION	1
2	GRANT OF AWARDS	2
3	LIMITS	3
4	EXERCISE OF MATCHING AWARDS	4
5	TAKEOVER, RECONSTRUCTION AND WINDING-UP	5
6	VARIATION OF CAPITAL	6
7	ADMINISTRATION AND AMENDMENT OF THIS PLAN	6
8	MISCELLANEOUS	7
PART B: US BONUS AWARDS		9
1	INTERACTION WITH PART A	9
2	DEFINITIONS	9
3	GRANT OF AWARDS	9
4	MISCELLANEOUS	9

PART A: UK MATCHING AWARDS

1.      DEFINITIONS AND INTERPRETATION

(1)	In this Plan, unless the context otherwise requires:-

“Announcement Date” means the date on which the Company announces its annual results to the London Stock Exchange in any year while this Plan subsists;

“the Approval Date” means 15 December 2001, being the date on which this Plan was approved by the shareholders of National Grid Holdings One plc in general meeting;

“the Board” means the Remuneration Committee of the board of directors of the Company, a duly authorised committee thereof, or if any of the events envisaged in Rules 5(1), 5(3) or 5(4) occurs then, except where a “new option” is granted under Rule 5(7), the Remuneration Committee as constituted immediately before such event occurred;

“Bonus” means the annual cash bonus payable to the Eligible Executive under the Company’s senior executive bonus scheme or such other annual bonus scheme applying to him from time to time as may be approved for the purposes of this Plan by the Directors;

“the Company” means National Grid Group plc (registered in England and Wales number 4031152);

“Control” means control as prescribed by section 840 of the Income and Corporation Taxes Act 1988;

“Date of Grant” means the date on which a Matching Award is granted by deed pursuant to Rule 2 of this Plan;

“Eligible Executive” means any person who is an executive director or employee of a Participating Company and, at the time a Bonus is due to be paid, is not within one year of his Normal Retirement Date;

“Financial Year” means a financial year of the Company within the meaning of Section 742 of the Companies Act 1985;

“Group Member” means:

(a)	a Participating Company or a body corporate which is (within the meaning of section 736 of the Companies Act 1985) the Company’s holding company or a subsidiary of the Company’s holding company; or

(b)	a body corporate which is (within the meaning of section 258 of that Act) a subsidiary undertaking of a body corporate within paragraph (a) above and has been designated by the Board for this purpose;

“Qualifying Shares” means shares purchased by an Eligible Executive with part of his Bonus, pursuant to Rule 2 of this Plan;

“Matching Award” means a right to acquire Shares granted or the acquisition of Shares pursuant to Rule 2 of this Plan;

“Normal Retirement Date” means the date on which an Eligible Executive reaches age 65 or, if earlier, any other date on which he is bound to retire in accordance with the terms of his contract of employment;

“Participant” means a person to whom a Matching Award has been granted under the Plan pursuant to Rule 2;

“Participating Company” means the Company and its Subsidiaries and any company which is not under the Control of any single person, but is under the Control of two persons, one of them being the Company, and to which the Directors have resolved that this Plan shall for the time being extend;

“the Plan” means the National Grid Share Matching Plan 2002 as herein set out but subject to any amendments or additions made under Rule 7 below;

“Retention Period” means in relation to Qualifying Shares means the period ending on the third anniversary of the Date of Grant of the Matching Award to which the Qualifying Shares relate or, if earlier, the date on which the Matching Award becomes exercisable under Rule 4 or Rule 5 of this Plan;

“Shares” means fully paid ordinary shares in the capital of the Company;

“Subsidiary” means a company which for the time being is a subsidiary of the Company within the meaning of Section 736 of the Companies Act 1985;

“Trustee” means the trustee or trustees for the time being of any employee trust established by the Company from time to time for the benefit of (inter alia) employees of Participating Companies and which is operated in conjunction with this Plan;

(2)	Any reference in this Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

(3)	Expressions in italics are for guidance only and do not form part of this Plan.

2.      GRANT OF AWARDS

(1)	An Eligible Executive may, if invited to do so by the Board in respect of any Financial Year, make arrangements with the Company to apply up to such maximum percentage of his Bonus as the Board may from time to time decide and in such increments as the Board may decide, net of any deductions required by law, in the purchase of Shares and payment of associated expenses as soon as reasonably practicable after the Bonus is payable.

(2)	The Qualifying Shares so acquired shall either be held by the Trustee as nominee for the Eligible Executive or the share certificate relating to the Qualifying Shares shall be deposited with the Trustee, as the Board may determine.

(3)	Subject to Rules 2(4), 2(9) and Rule 3, the Board shall recommend to the Trustee that it grants to the Eligible Executive a Matching Award over such number of Shares (or one half thereof in the case of an Eligible Executive who, at the time a Bonus is due to be paid, is within two years of his Normal Retirement Date) as does not exceed the number found by dividing the amount of the Bonus invested in Shares (before any deductions required by law) by the market value of a Share, such value to be reasonably determined by the Trustee, on a dealing day (or the average of three dealing days) within the period of 7 days prior to the Date of Grant relating to the Matching Award (rounded down to the nearest whole number of Shares), upon the terms set out in this Plan and upon such other objective terms (performance conditions) as the Trustee may specify.

(4)	A Matching Award may only be granted within the period of six weeks beginning with the Approval Date or within the period of six weeks after any Announcement Date or any other time when the circumstances are considered by the Board to be sufficiently exceptional to justify recommending to the Trustee that a grant should be made at that time.

(5)	The Eligible Executive shall not pay any monetary consideration for the grant of a Matching Award, which shall be granted by deed as an option with a nominal exercise price or be in such other form as the Trustee shall determine from time to time.

(6)	The grant of a Matching Award shall be evidenced by the issue to the Participant of a written notice stating the number of shares subject to the Matching Award, the Date of Grant, the number of Qualifying Shares acquired by him, the Retention Period and, if applicable, the performance condition applying to them.

(7)	For the purposes of Rules 2(1) and 2(3), where an Eligible Executive is paid a Bonus otherwise than in sterling, any conversion into sterling for the calculations above shall be at such exchange rate as reasonably determined by the Board or Trustee.

(8)	A Matching Award shall be personal to the Participant to whom it is granted and shall not be transferable or assignable except to his personal representatives in the event of his death. If a Participant does or suffers any act or thing whereby he would or might be deprived of the legal or beneficial ownership of a Matching Award, that Matching Award shall forthwith lapse.

(9)	No Matching Award may be granted under this Plan after the tenth anniversary of the Approval Date.

3.      LIMITS

(1)	No Matching Award shall be granted in any year which would, at the time it is granted, cause the number of shares in the Company which shall have been or may be issued in pursuance of Matching Awards or options granted in the period of 10 calendar years ending with that year, or been issued in that period otherwise than in pursuance of Matching Awards or options, under this Plan or under any other employee share scheme adopted by the Company or a Subsidiary to exceed such number as represents 10 per cent. of the ordinary share capital of the Company in issue at that time.

(2)	No Matching Award shall be granted in any year which would, at the time it is granted, cause the number of shares in the Company which shall have been or may be issued in pursuance of Matching Awards or options granted in the period of 10 calendar years ending with that year, or been issued in that period otherwise than in pursuance of Matching Awards or options, under this Plan or under any other executive share scheme adopted by the Company or a Subsidiary to exceed such number as represents 5 per cent. of the ordinary share capital of the Company in issue at that time.

(3)	References in this Rule to shares being issued pursuant to the exercise of Matching Awards or options shall include any shares issued for the purpose of satisfying any such Matching Award or option.

(4)	For the purposes of Rule 3(1), any shares in National Grid Holdings One plc (company number 2367004) which have been issued (or remain issuable) under any executive or employees’ share scheme (as the case may be) shall be treated as shares in the Company, subject to the provisio that:

(a)	any shares issued or issuable pursuant to any options granted as “Replacement Options” under paragraph (f) of the Unapproved Appendix to the National Grid Executive Share Option Scheme (1990) shall be regarded as having been granted on the date that the

“1998 Option” (as that term is defined in such paragraph) to which they relate was granted; and

(b)	any shares issued or issuable pursuant to any option granted under The National Grid Company PLC’s 1995 Unapproved Savings Related Share Option Scheme and any corresponding option granted under The National Grid Company PLC’s Savings Related Share Option Scheme established in 1990 shall be treated as a single option in recognition that only one or other, but not both, of such options may be exercised.

4.      EXERCISE OF MATCHING AWARDS

(1)	A Matching Award shall:

(a)	not be capable of exercise or release prior to the expiry of the Retention Period;

(b)	unless exercised or released in accordance with the Rules of this Plan, lapse upon the expiry of ten years from its Date of Grant or any earlier date specified by the Trustee when making the Matching Award or, if earlier, the date on which the Participant sells, transfers or pledges the Qualifying Shares to which the Matching Award relates if such date is prior to the end of the Retention Period, pro rata to the number of Qualifying Shares being so sold, transferred or pledged;

(c)	be exercised or released only when such performance condition (if any) as has been set by the Trustee on its Date of Grant is satisfied, unless upon the Board’s recommendation, the Trustee determines otherwise;

(d)	be exercised or released by a Participant giving notice in writing to the Trustee in the form prescribed by the Board together with the written notice of that Matching Award referred to in Rule 2(6), and paying the Matching Award’s exercise price (if any); and

(e)	lapse forthwith on the Participant ceasing to be employed by a Group Member, unless the Board determines otherwise, in which case the Board shall specify the extent to which the Matching Award can be exercised, the exercise price to be paid, whether the performance target (if any) has to be satisfied, and the period of time during which the Matching Award may be exercised.

(2)	For the purposes of Rule 4(1)(e), no Participant shall be treated as ceasing to be employed by a Group Member until he ceases to hold an office or employment in any Group Member.

(3)	Notwithstanding any other Rule of this Plan, the exercise or release of Matching Awards will be subject to such additional conditions and procedures as the Trustee and/or Board may determine are necessary or desirable for the time being in order to comply with or take into account any legal or taxation obligations of, or implications for, a Group Member in respect of such exercise or release. For the avoidance of doubt, and without limiting any of the foregoing, the Trustee and/or Board may require that in a case where a Group Member is obliged to account for or could suffer a disadvantage should it not account for any tax (in any jurisdiction) for which the person in question is liable by virtue of the exercise or release of the Matching Award and/or for any social security contributions recoverable from the person in question (together, the “Tax Liability”) that person has either:

(a)	made a payment to the relevant Group Member or Trustee of an amount equal to the Tax Liability; or

(b)	entered into arrangements with the relevant Group Member, the Trustee or another company to secure that such a payment is made (whether by authorising any person to procure the sale on his behalf of some or all of the shares subject to the Matching Award and authorising the payment to the relevant Group Member or Trustee of the appropriate amount out of the proceeds of sale, or otherwise).

(4)	The Trustee shall (subject to any necessary consent) transfer the Shares in respect of which a Matching Award within 30 days after such exercise or release.

(5)	Where Shares are issued to or transferred to a participant following the exercise of an option, the participant shall not be entitled to any rights, attaching to such shares by reference to a record date before the date on which the shares are so issued or transferred.

5.      TAKEOVER, RECONSTRUCTION AND WINDING-UP

(1)	Subject to Rule 5(8), if any person obtains Control of the Company as a result of making a general offer to acquire shares in the Company, or having obtained Control makes such an offer, the Board shall within 7 days of becoming aware thereof notify every Participant thereof and, subject to earlier lapse under Rule 4, any Matching Award may be exercised or released within one month (or such longer period as the Board may permit) of the notification, but to the extent that it is not exercised or released within that period shall lapse on the expiry of that period.

(2)	For the purposes of Rule 5(1), a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it.

(3)	Subject to Rule 5(8), if any person becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of the Companies Act 1985, or if the Company passes a resolution for voluntary winding up, or if an order is made for the compulsory winding up of the Company, the Board shall forthwith notify every Participant thereof and, subject to earlier lapse under Rule 4, any Matching Award may be exercised or released within one month of such notification, but to the extent that it is not exercised or released within that period shall lapse on the expiration of that period.

(4)	Subject to Rule 5(8), if a scheme of arrangement or compromise under section 425 of the Companies Act 1985 is proposed, the Board shall forthwith notify every Participant that, subject to earlier lapse under Rule 4, any Matching Award may be conditionally exercised or released within the period commencing from the date of notification and ending on the day immediately preceding the date scheduled for the Court hearing or such other date as the Board may determine. If the Court sanctions the scheme of arrangement or compromise, any Matching Award not so conditionally exercised or released shall lapse on the expiration of that period. However, if the Court declines to sanction the scheme of arrangement or compromise, the conditional exercise or release shall not be effective and the Matching Award shall continue to subsist.

(5)	If a demerger, special dividend or other event which, in the opinion of the Board would affect the share price to a material extent, is proposed then the Board may at its discretion forthwith notify every Participant that, subject to earlier lapse under Rule 4 or this Rule 5, a Matching Award may be conditionally exercised or released during such period preceding such event as may be determined by the Board provided that if such event shall not occur then the conditional exercise or release shall not be effective and the Matching Award shall continue to subsist.

(6)	In relation to a Matching Award which would, but for Rule 4(1)(c), be exercisable or releasable by virtue of an event mentioned in Rule 5(1), 5(3) or 5(4), the Board shall determine the extent

(if any) to which the performance condition has been satisfied at the date on which such event occurs and the Matching Award shall become exercisable or releasable to that extent.

(7)	If any company (“the acquiring company”):

(a)	obtains Control of the Company as a result of making:

(i)	a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have control of the Company; or

(ii)	a general offer to acquire all the shares in the Company which are of the same class as the shares which may be acquired by the exercise of options granted under this Plan, or

(b)	obtains control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 425 of the Companies Act 1985 or Article 418 of the Companies (Northern Ireland) Order 1986; or

(c)	becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of that Act or Articles 421 to 423 of that Order,

any Participant may at any time by agreement with the acquiring company, release any Matching Award which has not lapsed (“the old award”) in consideration of the grant to him of an award (“the new award”) relating to shares in a different company (whether the acquiring company itself or some other company) subject to any applicable laws.

(8)	If:-

(a)	the events referred to in this Rule 5 are part of an arrangement (“a Reorganisation”) which will mean that the Company will be under the Control of another company or the business of the Company is carried on by another company;

(b)	the persons who owned the shares in the Company immediately before the change of Control will immediately afterwards own more than 50% of the shares in that other company; and

(c)	a new award is offered to the Participant pursuant to Rule 5(7),

then a Matching Award shall not become exercisable as a result of the Reorganisation but, instead the provisions of Rule 5(7) will automatically apply to all Matching Awards as at the date of the Reorganisation without the need for the Participant’s agreement at that time.

6.      VARIATION OF CAPITAL

In the event of any variation of the share capital of the Company, a demerger involving the Company or any Subsidiary, or the payment of a capital or other dividend or distribution which is of an unusual nature and which, in the opinion of the Board, has a material impact on the value of a Share, the Board (with the consent of the Trustee) may make such adjustment to the number of Shares subject to a Matching Award as it considers appropriate.

7.      ADMINISTRATION AND AMENDMENT OF THIS PLAN

(1)	Subject to Rules 7(2) and 7(4), the Board may at any time alter this Plan.

(2)	Subject to Rule 7(3), no alteration to the advantage of the persons to whom Matching Awards have been or may be granted shall be made under the definition of “Eligible Executive” and Rules 2, 3, 4(1) to 4(3) and 6 without the prior approval by ordinary resolution of the members of the Company in general meeting.

(3)	Rule 7(2) shall not apply to any minor alteration to benefit the administration of this Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any Group Member.

(4)	No alteration to the disadvantage of any Participant shall be made under Rule 7(1) above unless:-

(a)	the Board shall have invited every relevant Participant to give an indication as to whether or not he approves the alteration; and

(b)	the alteration is approved by a majority of those Participants who have given such an indication.

(5)	Notwithstanding any other provision of this Plan, the Board may in respect of Participants who are or who may become subject to taxation outside the United Kingdom on their remuneration amend or add to the provisions of the Plan as it considers necessary or desirable to take account of or to mitigate or to comply with the relevant overseas taxation, securities or exchange control laws provided that the terms of matching awards granted to such participants are not overall more favourable than the terms of matching awards granted to other participant.

(6)	If, after the Trustee has imposed a condition pursuant to Rule 2(3) (performance condition), events happen which cause them to consider that it is no longer appropriate they may vary such condition provided always that any such amendment may only be one which the Board reasonably considers will result in a fairer measure of the performance, will ensure that this Plan operates more effectively in the achievement of its purpose of providing share benefits for employees who contribute to the prosperity of the Company and its shareholders, and will be neither substantially more nor less difficult to satisfy than the original condition was intended to be at the time of its grant.

8.      MISCELLANEOUS

(1)	The rights and obligations of any individual under the terms of his office or employment, including but not limited to an employment contract, with any Group Member shall not be affected by this Plan. An individual who participates in the Plan shall by participating in this Plan waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any Matching Award as a result of such termination.

(2)	In the event of any dispute or disagreement as to the interpretation of this Plan, or as to any question or right arising from or related to this Plan, the decision of the Board shall be final and binding upon all persons.

(3)	Any notice or other communication under or in connection with this Plan may be given by personal delivery or by sending it by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment, or in the absence of their being such a place, the place of business to which regular correspondence in connection with his employment is sent; and where a notice or other communication is given by first class post it shall be deemed to have been received 48 hours after it was put into the post properly addresses and stamped.

(4)	The Company and any Subsidiary may provide money to the Trustees or any other person to enable them or him to acquire shares to be held for the purpose of the Plan or enter into any guarantee or indemnity for these purposes, to the extent permitted by the Companies Act 1985.

(5)	A Participant shall be entitled to receive a cash payment on the expiry of the Retention Period as determined by the Trustee and calculated by reference to the dividends (if any) paid in respect of any Shares constituting a Matching Award during the Retention Period.

(6)	The Plan and all Matching Awards granted under it shall be governed and construed in accordance with English law.

PART B: US INCENTIVE SHARE AWARDS

1.      INTERACTION WITH PART A

The provisions of Part A shall, save where disapplied in this Part B, apply in relation to the grant and exercise of Matching Awards under Part B. In addition, the Company may approve supplementary guidance provisions to assist in the practical implementation and administration of this Part B of the Plan.

2.      DEFINITIONS

“Retention Period” means such period of time specified by the Board or Trustee when making a Matching Award, which in default shall be the period of five years from the Date of Grant, subject to earlier curtailment by the operation of Rule 4 or Rule 5 of Part A of the Plan.

“Shares” means fully paid ordinary shares in the capital of the Company and/or American Depository Receipts representing the right to receive fully paid ordinary shares in the capital of the Company.

References to “Qualifying Shares” shall be ignored for the purposes of Matching Awards granted under this Part B.

3.      GRANT OF AWARDS

The grant of a Matching Award under this Part B shall not be linked to the purchase or continuing ownership of Qualifying Shares and may be vested on award.

4.      MISCELLANEOUS

(1)	Shares shall not be issued pursuant to the exercise of any Matching Award granted under this Part B unless the exercise of the Matching Award and the issuance and delivery of such shares shall comply with all relevant provisions of law, involving, without limitation, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, applicable State securities laws, and the requirements of any stock exchange upon which shares or American Depository Receipts may then be listed, and, at the discretion of the Company, shall be further subject to approval of counsel for the Company with respect to such compliance. None of the Company or any of its subsidiaries or affiliates shall have any obligation to register any shares under the Securities Act or any applicable State law. Any stock certificates evidencing any share issued pursuant to the Plan may bear a legend indicating that the transferability of the certificate and the shares are restricted and subject to terms and conditions contained in the Plan or otherwise.

(2)	The reference to “is not within one year of his Normal Retirement Age” in the definition of “Eligible Executive” in Rule 1(1), Rules 2(1) to 2(3), Rules 2(5) to 2(7) and Rule 7(4) shall not apply to this Part B.